Pricing Supplement dated April 22, 2003                           Rule 424(b)(3)
(To Prospectus dated November 30, 2001 and                    File No. 333-72676
Prospectus Supplement dated November 30, 2001)                Cusip No.88319QF57

                          Textron Financial Corporation
                           Medium-Term Notes, Series E
                     Due 9 Months or More from Date of Issue

                  Textron Financial Canada Funding Corporation
                         Medium-Term Notes, Series E-CAD
                     Due 9 Months or More from Date of Issue

                      Fully and Unconditionally Guaranteed
                                       by
                          Textron Financial Corporation


                                  Floating Rate

Issuer:  Textron Financial Corporation



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Principal Amount:  $61,000,000             Initial Interest Rate: 2.57000%
Agent's Discount or Commission:  $213,500  Original Issue Date: April 24, 2003
Net Proceeds to Issuer:  $60,786,500       Stated Maturity Date:  April 24, 2006
--------------------------------------------------------------------------------

Interest Category
[X]  Regular Floating Rate Note

[ ]  Floating  Rate/Fixed  Rate Note
        Fixed  Rate  Commencement  Date:
        Fixed  Interest Rate: %

[ ]  Inverse Floating Rate Note
        [ ] Fixed Interest Rate: %

Interest Rate Basis or Bases:
        [ ]  CD Rate               [ ] Federal Funds Rate [ ] Prime Rate
        [ ]  CMT Rate              [X] LIBOR              [ ] Other (see
        [ ]  Commercial Paper Rate [ ] Treasury Rate           attached)

If LIBOR:
        [ ]  LIBOR Reuters Page:
        [X]  LIBOR Telerate Page:  3750
        LIBOR Currency:  US$

If CMT Rate:
       CMT Telerate Page:
        [ ]  Telerate Page 7051
        [ ]  Telerate Page 7052
             [ ] Weekly Average
             [ ] Monthly Average

Spread (+/-):  +125 bps                            Maximum Interest Rate:     %

Spread Multiplier:  N/A                            Minimum Interest Rate:     %

Index Maturity:  3 month

Initial Interest Reset Date:  July 24, 2003

Interest Reset Dates: Quarterly, on the 24th day of January, April, July and October

Interest Payment Dates: Quarterly, on the 24th day of January, April, July and October

Interest Determination Dates: Two London and New York business days prior to each Interest Reset Date

Regular Record Date(s):

Calculation Agent (if other than SunTrust Bank):


Day Count Convention:

       [X]  Actual/360  for the period  from April 24,  2003 to April 24, 2006
       [ ]  Actual/Actual  for the period from  _______ to _______
       [ ]  30/360 for the period from _______ to _______

Redemption:
       [X] The Notes  cannot be redeemed  prior to the Stated  Maturity  Date.
       [ ] The Notes can be redeemed prior to Stated Maturity Date.
           Initial Redemption Date:
           Initial Redemption Percentage:  ____%
           Annual  Redemption  Percentage  Reduction:   ____%  until  Redemption
           Percentage is 100% of the Principal Amount.

Optional Repayment:
       [X] The Notes cannot be repaid prior to the Stated Maturity Date.
       [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
           Optional Repayment Date(s):
           Optional Repayment Price(s):

Specified Currency (if other than U.S. dollars):

Authorized Denomination (if other than $1,000 and integral multiples thereof):

Exchange Rate Agent:

Original Issue Discount:  [ ] Yes    [X] No
     Issue Price: %

         Total Amount of OID:
         Yield to Maturity:             %
         Initial Accrual Period OID:

Agent:
       [ ]Merrill Lynch, Pierce, Fenner & Smith   [ ]Wachovia Securities
                      Incorporated                [ ]Fleet Securities, Inc.
       [ ]Banc of America Securities LLC          [ ]J.P. Morgan Securities Inc.
       [ ]Banc One Capital Markets, Inc.          [X]Salomon Smith Barney Inc.
       [ ]Barclays Capital Inc.                   [ ]UBS Warburg LLC
       [ ]Credit Suisse First Boston Corporation  [ ]Other: ____________________
       [X]Deutsche Bank Alex. Brown Inc.


Agent acting in the capacity as indicated below:
       [X] Agent      [ ] Principal

If as Principal:
       [ ] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
       [ ] The Notes are being offered at a fixed initial public offering price of ___% of the Principal Amount.

If as Agent:
        The Notes are being offered at a fixed initial public offering price of 100% of the Principal Amount.

Other provisions:





       Terms are not completed for certain items above because such items are not applicable.